EXHIBIT 15
November 2, 2012
Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549
Commissioners:
We are aware that our report dated November 2, 2012 on our review of interim financial information of Hertz Global Holdings, Inc. and its subsidiaries (the “Company”) for the three‑month and nine-month periods ended September 30, 2012 and September 30, 2011 and included in the Company's quarterly report on Form 10-Q for the quarter ended September 30, 2012 is incorporated by reference in the Registration Statements on Form S-8 (File Nos. 333-168808, 333-138812 and 333-151103) and on Form S-3 (File Nos. 333-159348 and 333-173125).
Very truly yours,
/s/ PricewaterhouseCoopers LLP
Florham Park, New Jersey